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                                                                     EXHIBIT 5.1
                                  June 10, 2004

                                                                   C 46252-00026

Janus Capital Group Inc.
151 Detroit Street
Denver, CO 80206

         Re:      Janus Capital Group Inc. - Registration Statement on Form S-4
                  -------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as special counsel to Janus Capital Group Inc., a Delaware corporation (the "Issuer"), in connection with the Issuer's registration, on a Registration Statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended, of $82,385,000 aggregate principal amount of 6.119% Senior Notes due April 15, 2014 (the "New Notes").

         The New Notes will be offered in exchange for a like principal amount of the Issuer's outstanding 6.119% Senior Notes due April 15, 2014 (the "Old Notes") pursuant to the Registration Rights Agreement, dated as of April 26, 2004 (the "Registration Rights Agreement"), by and between the Issuer and Citigroup Global Markets Inc. The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

         The New Notes will be issued pursuant to the Indenture, dated as of April 26, 2004 (the "Indenture"), by and between the Issuer and JPMorgan Chase Bank, a New York banking corporation, as Trustee (the "Trustee"). The New Notes and the Indenture are each governed under the internal laws of the State of New York and are collectively referred to herein as the "Documents."

         In rendering this opinion, we have examined the Documents, and have also made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents, as we have considered necessary or appropriate for purposes of this opinion.

         In rendering this opinion, we have assumed:

         (a) Each party to the Documents (i) is a validly existing entity in good standing under the laws of its state of organization, (ii) has all requisite power and authority to execute, deliver



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Janus Capital Group Inc.
June 10, 2004
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and perform its obligations under the Documents, (iii) has duly authorized, by all necessary action on such party's part, the execution and delivery of each such Document and the performance of such obligations, and (iv) has duly executed and delivered each such Document;

         (b) Each of the Documents is the legal, valid and binding obligation of, and is enforceable against, each party thereto (other than the Issuer, as to which the assumptions in this clause (b) do not apply) in accordance with its terms;

         (c) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized to execute and deliver such documents, the documents submitted to us as originals are authentic, and the documents submitted to us as certified or reproduction copies conform to the originals;

         (d) There are no agreements or understandings between or among the Issuer and other parties to the Documents, or third parties, that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder;

         (e) The Old Notes were issued in an exchange offer as described in the Issuer's offering memorandum dated March 16, 2004 relating to the offering of the Old Notes; and

         (f) The issuance and delivery of the New Notes will not, at any time, violate any applicable law or result in a violation of any provision of any instrument or agreement then binding on the Issuer or any restriction imposed by any court or governmental body having jurisdiction over the Issuer.

         Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that when issued in exchange for the Old Notes pursuant to the terms of the Indenture and the exchange offer described in the Registration Statement, the New Notes will be legal, valid and binding obligations of the Issuer.

         The foregoing opinion is subject to the following exceptions, qualifications and limitations:

                  A. Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors' generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

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Janus Capital Group Inc.
June 10, 2004
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                  B. We express no opinion regarding the effectiveness (i) of any waiver (whether or not stated as such) under the Documents or any consent thereunder relating to any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, (ii) of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity, (iii) of provisions relating to indemnification, exculpation or contribution, (iv) of any provisions of the Documents that may be construed as penalties or forfeitures, or (v) of any covenants (other than covenants relating to the payment of principal, interest, premium, indemnities and expenses) in the Indenture to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

                  C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America, and this opinion is limited to the effect of the present state of the laws of the State of New York and the United States of America. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of any change in fact.

                  D. We express no opinion as to the applicability to, or the effect of noncompliance by, the holders of the New Notes or the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents because of the nature of the business of such party.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        /s/ Gibson, Dunn & Crutcher LLP